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                                  EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


1. RCP Enterprises Group, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company.

2. Tio Mariano Cigar Corp., a Delaware corporation, is a wholly-owned subsidiary of the Company.